News Release

Media Contact: Steve Oreskovich Chief Financial Officer (262) 912-3412 steve.oreskovich@merge.com
MERGE ENGAGES ALLEN & COMPANY LLC
TO EXPLORE AND EVALUATE STRATEGIC ALTERNATIVES

Chicago, IL (September 6, 2012) Merge Healthcare Incorporated (NASDAQ: MRGE) (“Merge” or the “Company”), a leading provider of clinical systems and innovations that seek to transform healthcare, today announced that its Board of Directors has retained Allen & Company LLC, a New York-based investment bank, to assist in exploring and evaluating a broad range of strategic alternatives, including, but not limited to, a sale of the Company or a business combination.

The Company does not have a defined timeline for the strategic review, and there can be no assurance that the review will result in any specific action or transaction.  The Company does not intend to comment further regarding the evaluation of strategic alternatives, unless a definitive agreement for a specific transaction is entered into, the process is concluded, or it otherwise deems further disclosure is appropriate or required.

Cautionary Notice Regarding Forward-Looking Statements

The matters discussed in this news release may include forward-looking statements, which could involve a number of risks and uncertainties.  When used in this press release, the words “will,” “believes,” “intends,” “anticipates,” “expects” and similar expressions are intended to identify forward-looking statements.  Actual results could differ materially from those expressed in, or implied by, such forward-looking statements.  Except as expressly required by the federal securities laws, the Company undertakes no obligation to update such factors or to publicly announce the results of any of the forward-looking statements.

About Merge

Merge is a leading provider of clinical systems and innovations that seek to transform healthcare.  Merge’s enterprise and cloud-based solutions for image intensive specialties provide access to any image, anywhere, any time.  Merge also provides health stations, clinical trials software and other health data and analytics solutions that engage consumers in their personal health.  With solutions that are used by providers and consumers and include more than 20 years of innovation, Merge is helping to reduce costs and improve the quality of healthcare worldwide.  For more information, visit merge.com.